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                                                                    EXHIBIT 5.1








                                April 11, 1997



Equity Inns, Inc.
4735 Spottswood, Suite 102
Memphis, Tennessee 38117


Gentlemen:

     We have acted as counsel for Equity Inns, Inc., a Tennessee corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 2,300,000 shares of the Company's common stock, $.01 par value (the "Plan Shares") issuable pursuant to awards under the Company's 1994 Stock Incentive Plan (the "Plan") as referenced in the Registration Statement.

     In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company, certificates of its officers and public officials, as we have deemed necessary for purposes of the opinion expressed below.

     Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

     (i) The Company is duly incorporated, validly existing and in good standing under the laws of the State of Tennessee; and

     (ii) The Plan Shares covered by the Registration Statement have been validly authorized and, upon issuance pursuant to the terms of the Plan, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


                                    Very truly yours,


                                    /s/ Hunton & Williams

07853/08008